As filed with the Securities and Exchange Commission on May 10, 2006
Registration No. 333-133018

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELECOMMUNICATION SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Maryland	52-1526369
(State or other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

275 West Street
Annapolis, Maryland 21401
(410) 263-7616
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Maurice B. Tosé
President, Chief Executive Officer and Chairman of the Board
TeleCommunication Systems, Inc.
275 West Street
Annapolis, Maryland 21401
(410) 263-7616
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies To:
Wm. David Chalk, Esq.
DLA Piper Rudnick Gray Cary US LLP
6225 Smith Avenue
Baltimore, Maryland 21209-3600
410-580-4120

     Approximate Date of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
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     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act check the following box. ☐
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting under said Section 8(a), may determine.

Subject to completion. Dated May 10, 2006.
TeleCommunication Systems, Inc.
1,750,002 Shares of Class A Common Stock

     This prospectus relates to the public offering, from time to time, of up to an aggregate of 1,750,002 shares of Class A common stock, par value $0.01 per share, or interests therein, of TeleCommunication Systems, Inc. by the selling stockholders who have the right to acquire their shares upon the exercise of warrants. The selling stockholders acquired their warrants in connection with the private placement of our Secured Notes due March 13, 2009 that was consummated on March 13, 2006. We will not receive any of the proceeds from the sale of these shares.
     Our Class A common stock is traded on the Nasdaq National Market under the symbol “TSYS.” On May 9, 2006 the closing price of one share of our Class A common stock was $2.93.

     Investing in our Class A common stock involves risks. See “Risk Factors Affecting Our Business and Future Results” beginning on Page 4.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006
[TO BE INSERTED VERTICALLY ON LEFT MARGIN OF COVER OF PROSPECTUS]
The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until this Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUMMARY
This summary highlights information about TeleCommunication Systems, Inc. Because this is a summary, it may not contain all the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully.
TeleCommunication Systems, Inc.
March Financing
     On March 10, 2006, pursuant to a note purchase agreement dated the same date, we issued and sold to certain accredited investors (i) $10 million in aggregate principal amount of secured notes due March 10, 2009, which bear cash interest at the rate of 14% per annum, or non-cash interest, in the form of additional notes, at the rate of 16% per annum, at our option, and (ii) warrants to purchase an aggregate of 1,750,002 shares of our Class A common stock at an exercise price of $2.40 per share (the “March Financing”). We received net cash proceeds of approximately $9.3 million from this transaction, which are intended to be used for working capital or other general corporate purposes (which may include, without limitation, mergers and/or acquisitions).
Overview
     TeleCommunication Systems, Inc. develops and applies highly reliable wireless data communications technology, with emphasis on location-based services such as enhanced 9-1-1 (E9-1-1) for wireless carriers and Voice over Internet Protocol (VoIP) service providers.
     Our business is conducted through two operating segments, Commercial Applications (65% of 2005 revenue) and Government (35% of 2005 revenue). In addition, our business includes the Enterprise division, which we are currently in the process of selling.
     Commercial Applications Segment: Our carrier software system products enable wireless carriers to deliver short text messages, location information, internet content, and other enhanced communication services to and from wireless phones. We provide E9-1-1 services, commercial location-based services, and inter-carrier text message distribution services on a hosted, or service bureau basis, that is, customers use our software functionality through connections to and from our network operations centers, paying us monthly based on the number of subscribers, cell sites, or call center circuits, or message volume. As of December 31, 2005, we provide hosted services under contracts with 36 wireless carrier networks, as well as VoIP service providers. We also earn subscriber revenue through wireless applications including our Rand McNally Traffic application which is available via all major U.S. wireless carriers. We earn carrier software-based systems revenue through the sale of licenses, deployment and customization fees and maintenance fees. Pricing is generally based on the volume of capacity purchased from us by the carrier. As of December 31, 2005, we had deployed 85 software systems for our customers in wireless carrier networks around the world, including those of Verizon Wireless, Vodafone, T-Mobile, Telefonica and its affiliate Vivo, Alltel, and Hutchison Whampoa’s “3” brand third generation networks. We also provide carrier technology on a hosted or service bureau basis.
     Government Segment: Since our founding in 1987 we have provided communication systems integration, information technology services, and software solutions to the U.S. Department of Defense and other government customers. We also own and operate secure satellite teleport facilities, and resell access to satellite airtime (known as space segment). We design, furnish, install and operate wireless and data network communication systems, including our SwiftLink® deployable communication systems which incorporate high speed, satellite, and internet protocol technology. More than 600 of our SwiftLink® deployable communication systems are in use for security, defense, and law enforcement around the world. We believe that the combined availability of teleport, deployable device, and integration capability from a single source is uniquely compelling.
     Enterprise Division. The Enterprise division, formerly part of our Commercial Applications segment, generates subscriber revenue as a reseller of Research in Motion’s BlackBerry® devices and service, and as a provider of wireless client device software applications, including real-time wireless delivery of financial market data. The Enterprise division software uses a proprietary Fusiontm behind-the-enterprise-firewall platform uniting messaging, synchronization and web technologies, and its 20/20 Deliverytm application enables package and vehicle tracking, productivity tools, and the ability to capture digital signatures for proof of delivery. We are currently offering the Enterprise division’s assets for sale. However, as discussed above, the division will continue to be a part of our business until it is sold.
     As of March 16, 2006, we had over 40 patents, primarily for wireless messaging and location technology, and over 100 patent applications pending. As of March 16, 2006, we employed 629 people.
     Swiftlink®, Xypoint®, Enabling Convergent Technologies® Wireless Internet Gatewaytm, 20/20 Deliverytm, Fusiontm, and mobeotm are trademarks or service marks of TeleCommunication Systems, Inc. or our subsidiaries. This Registration Statement on Form S-3 also contains trademarks, trade names and services marks of other companies that are the property of their respective owners.

General
     We are a Maryland corporation founded in 1987 with our headquarters located at 275 West Street, Annapolis, Maryland 21401. Our Web address is www.telecomsys.com. The information contained on our Web site does not constitute part of this Registration Statement on Form S-3. All of our filings with the Securities and Exchange Commission are available through a link on our website. The terms “TCS”, “we”, “us” and “our” as used in this Registration Statement on Form S-3 refer to TeleCommunication Systems, Inc. and its subsidiaries as a combined entity, except where it is made clear that such terms mean only TeleCommunication Systems, Inc.

RISK FACTORS AFFECTING OUR BUSINESS AND FUTURE RESULTS
     You should consider carefully each of the following risks and all of the other information in this prospectus and the documents we incorporate by reference before investing in our Class A common stock. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.
Risks Related to Our Business
We have a history of losses and can offer no assurance that we will achieve profitability in the near future.
     We incurred net losses of $11.5 million, $18.5 million and $13.5 million for the years ended December 31, 2005, 2004 and 2003, respectively. As of December 31, 2005, we had an accumulated deficit of $161 million. We have never declared or paid cash dividends on our Class A common stock and do not currently anticipate paying any cash dividends on our Class A common stock in the foreseeable future. We expect to incur significant expenses in the near term, especially due to product development, sales and marketing and administrative expenses. Therefore, we will need to generate significant additional revenue and control costs to achieve and sustain profitability on a quarterly or annual basis. If we are not able to increase revenue or control costs, our operating results and profitability could be adversely affected.
Our stock price, like that of many technology companies, has been and may continue to be volatile.
     We expect that the market price of our Class A common stock will continue to be volatile. We are involved in a highly visible, rapidly changing industry and stock prices in our industry and similar industries have risen and fallen in response to a variety of factors, including:
•	announcements of new wireless data communications technologies and new providers of wireless data communications;

•	announcements of the issuance of new patents;

•	acquisitions of, or strategic alliances among, providers of wireless data communications;

•	changes in recommendations by securities analysts regarding the results or prospects of providers of wireless data communications;

•	changes in investor perceptions of the acceptance or profitability of wireless data communications; and

•	other global economic uncertainties.

If wireless carriers do not continue to provide additional products and services to their subscribers, our business could be harmed.
     If wireless carriers limit their product and service offerings or do not purchase additional products containing our applications, our business will be harmed. Wireless carriers face implementation and support challenges in introducing Internet-based services via wireless devices, which may slow the rate of adoption or implementation of our products and services. Historically, wireless carriers have been relatively slow to implement complex new services such as Internet-based services. Our future success depends upon a continued increase in the use of wireless devices to access the Internet and upon the continued development of wireless devices as a medium for the delivery of network-based content and services. We have no control over the pace at which wireless carriers implement these new services. The failure of wireless carriers to introduce and support services utilizing our products in a timely and effective manner could reduce sales of our products and services and seriously harm our business.
We may fail to support our anticipated growth in operations which could reduce demand for our services and materially adversely affect our revenue.
     Our business strategy is based on the assumption that the number of customers, the amount of information they want to receive and the number of services we offer will all increase. We must continue to develop and expand our systems and operations to accommodate this growth. The expansion and adaptation of our systems operations requires substantial financial, operational and management resources. Due to the limited deployment of our services to date, the ability of our systems and operations to connect and manage a substantially larger number of customers while maintaining superior performance is unknown. Any failure on our part to develop and maintain our wireless data services as we experience rapid growth could significantly reduce demand for our services and materially adversely affect our revenue.
We could incur substantial costs from product liability claims relating to our software.
     Our agreements with customers may require us to indemnify customers for our own acts of negligence and non-performance. Product liability and other forms of insurance are expensive and may not be available in the future. We cannot be sure that we will be able to maintain or obtain insurance coverage at acceptable costs or in sufficient amounts or that our insurer will not disclaim coverage as to a future claim. A product liability or similar claim may adversely affect our business, operating results or financial condition.
Our operating results could be adversely affected by any interruption of our data delivery services or system failure.
     Our E9-1-1, market data, enterprise mobility and mobile asset delivery and logistics operations depend on our ability to maintain our computer and telecommunications equipment and systems in effective working order, and to protect our systems against damage from fire, natural disaster, power loss, telecommunications failure, sabotage, unauthorized access to our system or similar events. Although all of our mission-critical systems and equipment are designed with built-in redundancy and security, any unanticipated interruption or delay in our operations or breach of security could have a material adverse effect on our business, financial condition and results of operations.
     Furthermore, any addition or expansion of our facilities to increase capacity could increase our exposure to natural or other disasters. Our property and business interruption insurance may not be adequate to compensate us for any losses that may occur in the event of a system failure or a breach of security. Furthermore, insurance may not be available to us at all or, if available, may not be available to us on commercially reasonable terms.
Because we rely on a few key customers, our revenue may decline if we fail to retain those customers.
     To date, the largest customers for our product and service offerings in terms of revenue generated have been Cingular Wireless, US Cellular, Sprint, Hutchison 3G, Verizon Wireless, and the U.S. government. For the fiscal years ended December 31, 2005, 2004, and 2003, each of Verizon Wireless and the U.S. government accounted for 10% or more of our total revenue. For the year ended December 31, 2005, Cingular Wireless also accounted for 10% or more of our total revenue. We expect to generate a significant portion of our total revenue from these customers for the foreseeable future. For the year ended December 31, 2005, the largest customers for our Commercial Applications Segment were Verizon Wireless, US Cellular and Cingular, the largest customers for our Government Segment were various U.S. government agencies, and the largest customers for our Enterprise division were Merrill Lynch, Goldman Sachs, Bank of America, Office Depot and Corporate Express. To date, the attrition rate for enterprise customers from the businesses that we acquired in connection with the acquisition of Aether’s EMS division has been approximately 10% due to technology changes, but we have not experienced any unanticipated customer attrition in the segment. However, we are currently offering the assets of the Enterprise division for sale. If and when this sale is carried out, our customer base will be further reduced. See “Business – Recent Developments”.
     Our growth depends on maintaining relationships with our major customers and on developing other customers and distribution channels. The loss of any of the customers discussed in this paragraph would have a material adverse impact on our business.
Because we rely on key partners to expand our marketing and sales efforts, if we fail to maintain or expand our relationships with strategic partners and indirect distribution channels our license revenues could decline.

     We have announced strategic partnerships with Nokia and Motorola, and are working on additional partnerships to provide supplemental channels for the marketing and sale of our software applications. Our growth depends on maintaining relationships with these partners and on developing other distribution channels. The loss of any of these partners would have a material adverse impact on our business.
Because our business may not generate sufficient cash to fund operations, we may not be able to continue to grow our business if we are unable to obtain additional capital when needed.
     We believe that our cash and cash equivalents including proceeds received from the financing which occurred in March 2006, and our bank line of credit, coupled with the funds anticipated to be generated from operations will be sufficient to finance our operations for at least the next twelve months. Although we currently believe that we have sufficient capital resources to meet our anticipated working capital and capital expenditures requirements beyond the next twelve months, unanticipated events, such as the failure to sell the Enterprise division, a failure to generate sufficient capital from such a sale, or the failure to license or sell a portion of our intellectual property portfolio, could cause us to fall short of our capital requirements. In addition, such events could cause us to violate our bank line of credit covenants causing the bank to foreclose on the line and/or opportunities may make it necessary for us to return to the public markets, or establish new credit facilities or raise capital in private transactions in order to meet our capital requirements. We cannot assure you that we will be able to raise additional capital in the future on terms acceptable to us, or at all.
     Our bank credit agreement contains a tangible net worth covenant which is required to be met on a monthly basis. In March, 2006 the bank amended our line of credit agreement, reducing the tangible net worth requirement through March 31, 2007, as discussed in the notes to our audited financial statements. The line of credit agreement also contains a subjective acceleration clause which allows the bank to declare the amounts outstanding under the line of credit due and payable if certain material adverse changes occur, as described in the notes to the audited financial statements. Also, the loan document governing the subordinated debt issued in March 2006 contains a cross-default provision that would allow the debt holder to accelerate payment of the subordinated debt if other debt exceeding $2.5 million is declared due and payable. We believe that we will continue to comply with our restrictive covenants under our debt agreements. If our performance does not result in compliance with any of the restrictive covenants, or if our line of credit agreement lender seeks to exercise its rights under the subjective acceleration clause referred to above, we would seek to further modify our financing arrangements, but there can be no assurance that our debt holders would not exercise their rights and remedies under their agreements with us, including declaring all outstanding debt due and payable.
Variations in quarterly operating results due to factors such as changes in demand for our products and changes in our mix of revenues and costs may cause our Class A common stock price to decline.
     Our quarterly revenue and operating results are difficult to predict and are likely to fluctuate from quarter-to-quarter. For example, 2003 revenues of our Government

Segment (formerly our Network Solutions Segment) were higher in the second half of the year than in the first half, whereas its 2004 revenues were higher in the first half of the year than in the second. In 2005, Revenues from our Government Segment were significantly higher in the second half of the year than in the first half. In addition, we generally derive a significant portion of wireless carrier license revenue in our Commercial Applications segment from initial license fees. The initial license fees that we receive in a particular quarter may vary significantly. As these projects begin and end, quarterly results may vary. We therefore believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance, and you should not rely on them to predict our future performance or the future performance of our Class A common stock. Our quarterly revenues, expenses and operating results could vary significantly from quarter- to-quarter. If our operating results in future quarters fall below the expectations of market analysts and investors, the market price of our stock may fall.
     Additional factors that have either caused our results to fluctuate in the past or that are likely to do so in the future include:
•	changes in our relationships with wireless carriers, the U.S. government or other customers;

•	timing of introduction of new products and services;

•	changes in pricing policies and product offerings by us or our competitors;

•	changes in projected profitability of acquired assets that would require the write down of the value of the goodwill reflected on our balance sheet;

•	costs associated with advertising, marketing and promotional efforts to acquire new customers;

•	capital expenditures and other costs and expenses related to improving our business, expanding operations and adapting to new technologies and changes in consumer preferences; and

•	our lengthy and unpredictable sales cycle.
Growing market acceptance of “open source” software could cause a decline in our revenues and operating margins.
     Growing market acceptance of open source software has presented both benefits and challenges to the commercial software industry in recent years. “Open source” software is made widely available by its authors and is licensed “as is” for a nominal fee or, in some cases, at no charge. For example, Linux is a free Unix-type operating system, and the source code for Linux is freely available.

     We have incorporated some types of open source software into our products, allowing us to enhance certain solutions without incurring substantial additional research and development costs. Thus far, we have encountered no unanticipated material problems arising from our use of open source software. However, as the use of open source software becomes more widespread, certain open source technology could become competitive with our proprietary technology, which could cause sales of our products to decline or force us to reduce the fees we charge for our products, which could have a material adverse impact on our revenues and operating margins.
Because our product offerings are sold internationally, we are subject to risks of conducting business in foreign countries.
     Wireless carriers in Europe, Asia, Australia, Africa and Central and South America have purchased our products. In addition, a significant portion of the revenue historically generated by our Enterprise division has typically been generated outside the United States. (For information regarding our intention to sell this division, see “Summary – Recent Developments.) We believe our revenue will be increasingly dependent on business in foreign countries, and we will be subject to the social, political and economic risks of conducting business in foreign countries, including:
•	inability to adapt our products and services to local business practices, customs and mobile user preferences;

•	costs of adapting our product and service offerings for foreign markets;

•	inability to locate qualified local employees, partners and suppliers;

•	reduced protection of intellectual property rights;

•	the potential burdens of complying with a variety of U.S. and foreign laws, trade standards and regulatory requirements, including the regulation of wireless communications and the Internet and uncertainty regarding liability for information retrieved and replicated in foreign countries;

•	general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relations; and

•	unpredictable fluctuations in currency exchange rates.
     Any of the foregoing risks could have a material adverse effect on our business by diverting time and money toward addressing them or by reducing or eliminating sales in such foreign countries.

We derive a significant portion of our revenue from sales to various agencies of the U.S. government which has special rights unlike other customers and exposes us to additional risks that could have a material adverse effect on our business, financial condition and operating results.
     Sales to various agencies of the U.S. government accounted for approximately 17% of our total revenue for the fiscal year ended December 31, 2005, all of which was attributable to our Government Segment. Our ability to earn revenue from sales to the U.S. government can be affected by numerous factors outside of our control including:
•	The U.S. government may terminate the contracts it has with us. All of the contracts we have with the U.S. government are, by their terms, subject to termination by the U.S. government either for its convenience or in the event of a default by us. In the event of termination of a contract by the U.S. government, we may have little or no recourse.

•	Our contracts with the U.S. government may be terminated due to Congress failing to appropriate funds. Our U.S. government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds for a given program on a fiscal-year basis even though contract performance may take more than one year. Any failure by Congress to appropriate funds to any program that we participate in could materially delay or terminate the program and have a material adverse effect on our business.

•	We are subject to procurement and other related laws and regulations which carry significant penalties for non-compliance. We are subject to extensive and complex U.S. government procurement laws and regulations. Failure to comply with these laws and regulations and with laws governing the export of controlled products and commodities, and any significant violations of any other federal law, could subject us to potential contract termination, civil and criminal penalties, and under certain circumstances, suspension and debarment from future U.S. government contracts.
     Additionally, the U.S. government may audit and review our costs and performance on their contracts, as well as our accounting and general practices. The costs and prices under these contracts may be subject to adjustment based upon the results of any audits. Future audits may harm our business.
Because several of our competitors have significantly greater resources than we do, we could lose customers and market share.
     Our business is highly competitive. Several of our competitors are substantially larger than we are and have greater financial, technical and marketing resources than we do. In particular, larger competitors have certain advantages over us which could cause us to lose customers and impede our ability to attract new customers, including: larger bases of financial, technical, marketing, personnel and other resources; more established relationships with wireless carriers; more funds to deploy products and services; and the ability to lower prices of competitive products and services because they are selling larger volumes.

     The widespread adoption of open industry standards such as the Secure User Plane for Location (SUPL) specifications may make it easier for new market entrants and existing competitors to introduce products that compete with our software products. Because our commercial applications segment is part of an emerging market, we cannot identify or predict which new competitors may enter the mobile location services industry in the future. With time and capital, it would be possible for competitors to replicate any of our products and service offerings or develop alternative products. Additionally, the wireless communications industry continues to experience significant consolidation which may make it more difficult for smaller companies, like us, us to compete. Our competitors include application developers, telecommunications equipment vendors, location determination technology vendors and information technology consultants, and may include traditional Internet portals and Internet infrastructure software companies. We expect that we will compete primarily on the basis of price, time to market, functionality, quality and breadth of product and service offerings.
     The Enterprise division that we acquired from Aether in January 2004 has developed software using standard industry development tools. Many of its agreements with wireless carriers, wireless handheld device manufacturers, distributors, and data providers are non-exclusive. Competitors could develop or license the same products and services in competition with us. With time and capital, it would be possible for competitors to replicate our services.
     These competitors could include wireless network carriers, mobile and/or wireless software companies, wireless data services providers and wireless systems integrators and database vendors. As discussed above, many of our potential competitors have significantly greater resources than we do. Furthermore, competitors may develop a different approach to marketing the services we provide in which subscribers may not be required to pay for the information provided by our services. Competition could reduce our market share or force us to lower prices to unprofitable levels.
     In addition, we are currently offering the Enterprise division for sale. If competitors develop and use similar products and services, this could reduce the attractiveness and value of the Enterprise assets for sale.
While we characterize a significant portion of our revenue as being “recurring” there is no guarantee that we will actually achieve this revenue.
     A significant portion of our revenue is generated from long-term customer contracts that pay certain fees on a month-to-month basis. While we currently believe that these revenue streams will continue, renegotiation of the contract terms or non-renewal of material contracts could cause our recurring revenues to be lower than expected and any growth depends on maintaining relationships with these important customers and on developing other customers and distribution channels.

The loss of key personnel or any inability to attract and retain additional personnel could harm our business.
     Our future success will depend in large part on our ability to hire and retain a sufficient number of qualified personnel, particularly in sales and marketing and research and development. If we are unable to do so, our business could be harmed. Our future success also depends upon the continued service of our executive officers and other key sales, engineering and technical staff. The loss of the services of our executive officers and other key personnel could harm our operations. We maintain key person life insurance on certain of our executive officers. We would be harmed if one or more of our officers or key employees decided to join a competitor or if we failed to attract qualified personnel. Our ability to attract qualified personnel may be adversely affected by a decline in the price of our Class A common stock. In the event of a decline in the price of our Class A common stock, the retention value of stock options will decline and our employees may choose not to remain with us, which could harm our business.
Risks Related to Acquisitions
Our past and future acquisitions of companies or technologies could prove difficult to integrate, disrupt our business, dilute stockholder value or adversely affect operating results or the market price of our Class A common stock.
     We have in the past acquired a number of businesses and technologies, and we may in the future acquire or make investments in other companies, services and technologies. Any acquisitions, strategic alliances or investments we may pursue in the future will have a continuing, significant impact on our business, financial condition and operating results. The value of the companies or assets that we acquire or invest in may be less than the amount we paid if there is a decline of their position in the respective markets they serve or a decline in general of the markets they serve. If we fail to properly evaluate and execute acquisitions and investments, our business and prospects may be seriously harmed. To successfully complete an acquisition, we must:
•	properly evaluate the technology;

•	accurately forecast the financial impact of the transaction, including accounting charges and transaction expenses;

•	integrate and retain personnel;

•	combine potentially different corporate cultures; and

•	effectively integrate products and services, and research and development, sales and marketing and support operations.
     If we fail to do any of these, we may suffer losses, our management may be distracted from day-to-day operations and the market price of our Class A common stock may be materially adversely affected. In addition, if we consummate future acquisitions using our equity securities or convertible debt, existing stockholders may be diluted which could have a material adverse effect on the market price of our Class A common stock.
     In addition, the companies and business units we have acquired or invested in or may acquire or invest in are subject to each of the business risks we describe in this section, and if they incur any of these risks the businesses may not be as valuable as the amount we paid. Further, we cannot guarantee that we will realize the benefits or strategic objectives we are seeking to obtain by acquiring or investing in these companies.
One of the suppliers of wireless services to our Enterprise division has been sued for patent infringement, which raises uncertainty regarding its ability to continue to supply us with these services.
     Research In Motion Limited (“RIM”), which supplies our Enterprise division with hardware and wireless services that are in turn packaged with other services and resold, is engaged in legal proceedings with NTP Inc., which alleges that certain RIM products infringed on patents held by NTP Inc. We understand from press announcements that RIM and NTP have reached a settlement of this dispute, but to the extent such settlement does not mature, this creates uncertainty regarding RIM’s ability to continue to supply the Enterprise division with services. RIM’s inability to supply services to our Enterprise division could increase our loss from discontinued operations and our net losses. RIM is the only producer of the aforementioned hardware and wireless services, and, in the unlikely event that RIM is prohibited from supplying our Enterprise division in the United States or elsewhere as a result of the litigation or otherwise, we would be unable to operate the business of our Enterprise division as it is currently conducted. This would also affect our ability to sell the Enterprise division, as well as the division’s resale value.
An interruption in the supply of products and services that we obtain from third parties could cause a decline in sales of the services from the Enterprise division, and products we purchase to avoid shortages may become obsolete before we can use them.
     In designing, developing and supporting the wireless data services of our Enterprise division, we have relied on wireless carriers, wireless handheld device manufacturers, content providers, software providers and companies that manage some of our other services such as our internal IT operations and customer care services. These suppliers may experience difficulty in supplying us products or services sufficient to meet our needs or they may terminate or fail to renew contracts for supplying us these products or services on terms we find acceptable. Any significant interruption in the supply of any of these products or services could cause a decline in sales of our services unless and until we are able to replace the functionality provided by these products and services. We also depend on third parties to deliver and support reliable products, enhance our current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. In addition, we rely on the ability of our content providers — including Reuters, the New York Stock Exchange,

Inc., the Chicago Board of Trade, the Nasdaq Stock Market, Inc. and the Options Price Reporting Authority — to continue to provide us with uninterrupted access to the news and financial information we provide to our customers. The failure of third parties to meet these criteria, or their refusal or failure to deliver the information for whatever reason could materially harm our business. This would also affect our ability to sell the Enterprise division, as well as the division’s resale value.
Industry Risks
Because the wireless data industry is a new and rapidly evolving market, our product and service offerings could become obsolete unless we respond effectively and on a timely basis to rapid technological changes.
     The successful execution of our business strategy is contingent upon wireless network operators launching and maintaining mobile location services, our ability to create new network software and mobile asset products and adapt our existing network software products to rapidly changing technologies, industry standards and customer needs. As a result of the complexities inherent in our product offerings, new technologies may require long development and testing periods. Additionally, new products may not achieve market acceptance or our competitors could develop alternative technologies that gain broader market acceptance than our products. If we are unable to develop and introduce technologically advanced products that respond to evolving industry standards and customer needs, or if we are unable to complete the development and introduction of these products on a timely and cost effective basis, our business will suffer.
     New laws and regulations that impact our industry could increase costs or reduce opportunities to earn revenue. The wireless carriers that use our product and service offerings are subject to regulation by domestic, and in some cases, foreign, governmental and other agencies. Regulations that affect them could increase our costs or reduce our ability to sell our products and services. In addition, there are an increasing number of laws and regulations pertaining to wireless telephones and the Internet under consideration in the United States and elsewhere.
     The applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, trademark, trade secret, taxation, obscenity, libel, employment and personal privacy is uncertain and developing. Any new legislation or regulation, or the application or interpretation of existing laws, may have a material adverse effect on our business, results of operations and financial condition. Additionally, modifications to our business plans or operations to comply with changing regulations or certain actions taken by regulatory authorities might increase our costs of providing our product and service offerings and materially adversely effect our financial condition.
Concerns about personal privacy and commercial solicitation may limit the growth of mobile location services and reduce demand for our products and services.

     In order for mobile location products and services to function properly, wireless carriers must locate their subscribers and store information on each subscriber’s location. Although data regarding the location of the wireless user resides only on the wireless carrier’s systems, users may not feel comfortable with the idea that the wireless carrier knows and can track their location. Carriers will need to obtain subscribers’ permission to gather and use the subscribers’ personal information, or they may not be able to provide customized mobile location services which those subscribers might otherwise desire. If subscribers view mobile location services as an annoyance or a threat to their privacy, that could reduce demand for our products and services and have an adverse effect on prospective sales.
Because many providers are not in compliance with current regulatory mandates and because our industry is undergoing rapid technological and regulatory change, our future performance is uncertain.
     The Federal Communication Commission, or FCC, has mandated that certain location information be provided to operators when they receive an E9-1-1 call. Phase I of the FCC’s 9-1-1 mandate required providers to be able to locate wireless E9-1-1 callers within their originating cell sector site and report their callback number by April 1998. Phase II of the FCC mandate required providers to be able to pinpoint the location of all E9-1-1 callers within 125 meters in 67% of all cases by October 1, 2001. Although both the Phase I and Phase II deadlines have passed, many providers are not currently in compliance with either phase of the FCC’s mandate. Even so, we believe that many public safety jurisdictions are continuing to deploy Phase I technology and when available, we believe they will deploy Phase II technology.
     Carriers’ obligations to provide Phase I and Phase II services are subject to request by public safety organizations. Due to complex regulatory, funding and political issues many public safety organizations have not yet requested this service. As a result, wireless carriers and wireless users may never exhibit sufficient demand for our mobile location services. Technical failures, time delays or the significant costs associated with developing or installing improved location technology could slow down or stop the deployment of our mobile location products. If deployment of improved location technology is delayed, stopped or never occurs, market acceptance of our products and services may be adversely affected.
     In addition, we will rely on third-party providers to manufacture and deploy devices that determine the precise geographic location of wireless users to comply with Phase II of the FCC mandate. The extent and timing of the deployment of our products and services is dependent both on public safety requests for such service and wireless carrier’s ability to certify the accuracy of and deploy the precise location technology. Because we will rely on third-party location technology instead of developing the technology ourselves, we have little or no influence over its improvement. If the technology never becomes precise enough to satisfy wireless users’ needs or the FCC’s requirements, we may not be able to increase or sustain demand for our products and services, if at all.

Our E9-1-1 business is dependent on state and local governments and the regulatory environment for Voice over Internet Protocol (VoIP) services is developing.
     Under the FCC’s mandate, wireless carriers are required to provide E9-1-1 services only if state and local governments request the service. As part of a state or local government’s decision to request E9-1-1, they have the authority to develop cost recovery mechanisms. However, cost recovery is no longer a condition to wireless carriers’ obligation to deploy the service. If state and local governments do not widely request that E9-1-1 services be provided or we become subject to significant pressures from wireless carriers with respect to pricing of E9-1-1 services, our E9-1-1 business would be significantly harmed and future growth of our business would be significantly reduced.
     Additionally, the FCC has determined that VoIP services are not subject to the same regulatory scheme as traditional wireline and wireless telephone services. If the regulatory environment for VoIP services evolves in a manner other than the way we anticipate, our E9-1-1 business would be significantly harmed and future growth of our business would be significantly reduced.
Because the industries which we serve are currently in a cycle of consolidation, the number of customers may be reduced which could result in a loss of revenue for our business.
     The telecommunications industry generally is currently undergoing a consolidation phase. Many of our customers, specifically wireless carrier customers of our Commercial Applications segment, have or may become the target of acquisitions. If the number of our customers is significantly reduced as a result of this consolidation trend, or if the resulting companies do not utilize our product offerings, our financial condition and results of operations could be materially adversely affected.
Technology Risks
Because our software may contain defects or errors, our sales could decrease if these defects or errors adversely affect our reputation or delays shipments of our software.
     The software products that we develop are complex and must meet the stringent technical requirements of our customers. We must quickly develop new products and product enhancements to keep pace with the rapidly changing software and telecommunications markets in which we operate. Software as complex as ours is likely to contain undetected errors or defects, especially when first introduced or when new versions are released. Our software may not be error or defect free after delivery to customers, which could damage our reputation, cause revenue losses, result in the rejection of our software or services, divert development resources and increase service and warranty costs, each of which could have a serious harmful effect on us.

If we are unable to integrate our products with wireless service providers’ systems we may lose sales to competitors.
     Our products operate with wireless carriers’ systems, various wireless devices and, in the case of our E9-1-1 offering, with mobile telephone switches and VOIP service provider systems. If we are unable to continue to design our software to operate with these systems and devices, we may lose sales to competitors. Mobile telephone switches and wireless devices can be manufactured according to many different standards and may have different variations within each standard. Combining our products with each type of switch, device or VOIP system requires a specialized interface and extensive testing. If, as a result of technology enhancements or upgrades to carrier and VOIP provider systems, our products can no longer operate with such systems, we may no longer be able to sell our products. Further, even if we successfully redesign our products to operate with these systems, we may not gain market acceptance before our competitors.
Because our systems may be vulnerable to systems failures and security risks, we may incur significant costs to protect against the threat of these problems.
     We provide for the delivery of information and content to and from wireless devices in a prompt and timely manner. Any systems failure that causes a disruption in our ability to facilitate the transmission of information to these wireless devices could result in delays in end users receiving this information and cause us to lose customers. Our systems could experience such failures as a result of unauthorized access by hackers, computer viruses, hardware or software failures, power or telecommunications failures and other accidental or intentional actions which could disrupt our systems. We may incur significant costs to prevent such systems disruptions.
     In addition, increasingly our products will be used to create or transmit secure information and data to and from wireless devices. For example, our software can be used to create private address lists and to provide the precise location of an individual. To protect private information like this from security breaches, we may incur significant costs. Further, if a third party were able to misappropriate our proprietary information or disrupt our operations, we could be subject to claims, litigation or other potential liabilities that could materially adversely impact our business.
     The wireless data services provided by our Commercial Applications segment are dependent on real-time, continuous feeds from Reuters and others. The ability of our subscribers to make securities trades, receive sales leads and receive critical business information requires timely and uninterrupted connections with our wireless network carriers. Any disruption from our satellite feeds or backup landline feeds could result in delays in our subscribers’ ability to receive information or execute trades. We cannot be sure that our systems will operate appropriately if we experience a hardware or software failure, intentional disruptions of service by third parties, an act of God or an act of war. A failure in our systems could cause delays in transmitting data, and as a result we may lose customers or face litigation that could involve material costs and distract management from operating our business.

If mobile equipment manufacturers do not overcome capacity, technology and equipment limitations, we may not be able to sell our products and services.
     The wireless technology currently in use by most wireless carriers has limited bandwidth, which restricts network capacity to deliver bandwidth-intensive applications like data services to a large number of users. Because of capacity limitations, wireless users may not be able to connect to their network when they wish to, and the connection is likely to be slow, especially when receiving data transmissions. Data services also may be more expensive than users are willing to pay. To overcome these obstacles, wireless equipment manufacturers will need to develop new technology, standards, equipment and devices that are capable of providing higher bandwidth services at lower cost. We cannot be sure that manufacturers will be able to develop technology and equipment that reliably delivers large quantities of data at a reasonable price. If more capacity is not added, a sufficient market for our products and services is not likely to develop or be sustained and sales of our products and services would decline and our business would suffer.
Because the market for most mobile content delivery and mobile location products is new, our future success is uncertain.
     The market for mobile content delivery and mobile location products and services is new and its potential is uncertain. In order to be successful, we need wireless network operators to launch and maintain mobile location services utilizing our products, and need corporate enterprises and individuals to purchase and use our mobile content delivery and mobile location products and services. We cannot be sure that wireless carriers or enterprises will accept our products or that a sufficient number of wireless users will ultimately utilize our products.
If wireless handsets pose health and safety risks, we may be subject to new regulations and demand for our products and services may decrease.
     Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may have the effect of discouraging the use of wireless handsets, which would decrease demand for our services. In recent years, the FCC and foreign regulatory agencies have updated the guidelines and methods they use for evaluating radio frequency emissions from radio equipment, including wireless handsets. In addition, interest groups have requested that the FCC investigate claims that wireless technologies pose health concerns and cause interference with airbags, hearing aids and other medical devices. There also are some safety risks associated with the use of wireless handsets while driving. Concerns over these safety risks and the effect of any legislation that may be adopted in response to these risks could limit our ability to market and sell our products and services.

If we are unable to protect our intellectual property rights or are sued by third parties for infringing upon intellectual property rights, we may incur substantial costs.
     Our success and competitive position depends in large part upon our ability to develop and maintain the proprietary aspects of our technology. We also rely on a combination of copyright, trademark, service mark, trade secret laws, confidentiality provisions and various other contractual provisions to protect our proprietary rights, but these legal means provide only limited protection. If we fail to protect our intellectual property, we may be exposed to expensive litigation or risk jeopardizing our competitive position. Similarly, third parties could claim that our future products or services infringe upon our intellectual property rights. Claims like these could require us to enter into costly royalty arrangements or cause us to lose the right to use critical technology.
     Our ability to protect our intellectual property rights is also subject to the terms of any future government contracts. We cannot assure you that the federal government will not demand greater intellectual property rights or restrict our ability to disseminate intellectual property. We are also a member of the Wireless Application Protocol Forum, Ltd. and have agreed to license some of our intellectual property to other members on fair and reasonable terms to the extent that the license is required to develop non-infringing products.
Risks Related to Our Capital Structure and Common Stock
A majority of our Class A common stock is beneficially owned by a small number of holders, and those holders could thereby transfer control of us to a third party without anyone else’s approval or prevent a third party from acquiring us.
     We have two classes of common stock: Class A common stock and Class B common stock. Holders of Class A common stock generally have the same rights as holders of Class B common stock, except that holders of Class A common stock have one vote per share while holders of Class B common stock have three votes per share. As of March 31, 2006, Maurice B. Tosé, our President, Chief Executive Officer and Chairman of the Board, beneficially owned 7,907,035 shares of our Class B common stock and 1,309,844 shares of our Class A common stock. Therefore, in the aggregate, Mr. Tosé beneficially owned shares representing approximately 45.29% of our total voting power, assuming no conversion or exercise of issued and outstanding convertible or exchangeable securities held by our other stockholders. Accordingly, on this basis, Mr. Tosé controls us through his ability to determine the outcome of elections of directors, amend our charter and by-laws and take other actions requiring stockholder action, including mergers, going private transactions and other extraordinary transactions. Mr. Tosé could, without seeking anyone else’s approval, transfer voting control of us to a third party. Such a transfer could have a material adverse effect on our stock price, and our business, operating results and financial condition. Mr. Tosé is also able to prevent a change of control regardless of whether holders of Class A common stock might benefit financially from such a transaction.

Our governing corporate documents contain certain anti-takeover provisions that could prevent a change of control that may be favorable to stockholders.
     We are a Maryland corporation. Anti-takeover provisions of Maryland law and provisions contained in our charter and by-laws could make it more difficult for a third party to acquire control of us, even if a change in control would be beneficial to stockholders. These provisions include the following:
•	authorization of the board of directors to issue “blank check” preferred stock;

•	prohibition of cumulative voting in the election of directors;

•	our classified board of directors;

•	limitation of the persons who may call special meetings of stockholders;

•	prohibition on stockholders acting without a meeting other than through unanimous written consent;

•	supermajority voting requirement on various charter and by-law provisions; and

•	establishment of advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.
     These provisions could delay, deter or prevent a potential acquirer from attempting to obtain control of us, depriving you of an opportunity to receive a premium for your Class A common stock. These provisions could therefore materially adversely affect the market price of our Class A common stock.
Because this prospectus contains forward-looking statements, it may not prove to be accurate.
     This prospectus, including the documents we incorporate by reference, contains forward-looking statements and information relating to our company. These statements are based upon TCS’ current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. We generally identify forward-looking statements using words like “believe,” “intend,” “expect,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or other similar statements. We base these statements on our beliefs as well as assumptions we made using information currently available to us. We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.
     Statements in this prospectus that are forward-looking include, but are not limited to, the following: (a) the statement about our expectations concerning the continued growth in the use of wireless communications, the statement concerning our belief in our ability to leverage our expertise to provide wireless infrastructure to first responders in the U.S.; (b) the statement concerning our intent to expand our domestic and international carrier base by capitalizing on our relationships with original equipment manufacturers; (c) the statement concerning our intent to expand our integrated package of products and services for wireless carriers and enterprises; (d) the statements regarding our belief as to the sufficiency of our capital resources to meet our anticipated working capital and capital expenditures for the next twelve months; (e) the statement that we expect to compete primarily on the basis of the functionality, breadth, time to market, ease of integration, price and quality of our products and services; and (f) the statement concerning our expectations with regard to research and development expenses.
USE OF PROCEEDS
     We will not receive any proceeds from the sale or other disposition by the selling stockholders of the shares of Class A common stock, or interests therein. We will pay all expenses of the registration and sale of the shares of Class A common stock, other than selling commissions and fees, stock transfer taxes and fees and expenses, if any, of counsel or other advisors to the selling stockholders. If the shares of Class A common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.
     None of the shares covered hereby have yet been issued by us and are issuable upon the exercise by the selling stockholders of currently outstanding warrants. If the selling stockholders exercise their warrants for cash, we will receive an aggregate of approximately $4.2 million. We will use the warrant exercise funds for general corporate purposes.
SELLING STOCKHOLDERS
     The selling stockholders hold warrants, which were issued in the March Financing, to purchase an aggregate of 1,750,002 shares of our Class A common stock. In satisfaction of our obligations under a registration rights agreement we entered into with the selling stockholders, this prospectus covers the disposition of the shares of Class A common stock issuable upon exercise of the warrants acquired by such holders in the March Financing, or interests therein. We agreed to prepare and file all necessary amendments and supplements to this Registration Statement to keep it effective until the earlier of the third anniversary of the effective date of this Registration Statement, the date on which all the shares Class A common stock covered hereby are sold or otherwise disposed of or are eligible to be sold pursuant to Rule 144(k) (or any successor rule thereto) under the Securities Act of 1933, as amended (the “Securities Act”).
     The selling stockholders may dispose of all, some or none of their shares in this offering. See “Plan of Distribution.”

     Except for the ownership of the warrants issued by us in the March Financing, the selling stockholders have not had any position, office or material relationship with us within the past three years.
     The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Class A common stock by each of the selling stockholders. The second column lists the number of shares of Class A common stock beneficially owned by each selling stockholder, based on its ownership of Class A common stock and warrants, as of March 31, 2006, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercise. The third column lists the shares of Class A common stock covered hereby.
     Because the selling stockholders may sell all, some or none of the shares of Class A common stock beneficially owned by them, we cannot estimate the number of shares of Class A common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information, all or a portion of the shares of Class A common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.”
     Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise noted, to our knowledge, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable.
     Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

	Number of	Shares of			Beneficial
	Shares of	Class A Common			Ownership
	Class A Common	Stock	Maximum		of Shares
	Stock	Issuable	Number	Number of	After
	Owned	Upon the	of Shares to be	Shares Owned	Completion
	Prior to	Exercise of	Sold Pursuant to	After the	of the
Name of Selling Stockholder	Offering	Warrants(1)	this Prospectus	Offering	Offering
Bonanza Master Fund Ltd.(2)	0	1,050,000	1,050,000	—	*
SRB Greenway Capital LP(3)	0	37,538	37,538	—	*
SRB Greenway Capital (QP), L.P. (3)	0	294,525	294,525	—	*
SRB Greenway Offshore Operating Fund, LP (3)	0	17,938	17,938	—	*
HHMI Investments, L.P. (4)	0	60,638	60,638	—	*
Walker Smith Capital (QP), LP (4)	392,318	107,870	107,870	392,318	*
Walker Smith Capital, LP (4)	50,100	18,883	18,883	50,100	*
Walker Smith International Fund, Ltd. (4)	21,700	162,610	162,610	21,700	*

Total	464,118	1,750,002	1,750,002

*	Represents less than 1% of the total.

(1)	The warrants have an exercise price of $2.40 and are exercisable at any time and from time to time from after the earliest to occur of (i) September 15, 2006, (ii) the effective date of this Registration Statement or (iii) immediately prior to the publicly announced closing of a “fundamental transaction.” A “fundamental transaction” is (1) any merger or consolidation of us with or into another person or entity, (2) any sale of all or substantially all of our assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by us or another person or entity) is completed pursuant to which holders of our Class A common stock are permitted to tender or exchange their shares for other securities, cash or property, or (4) any reclassification of our Class A common stock or any compulsory share exchange pursuant to which our Class A common stock is effectively converted into or exchanged for other securities, cash or property. The warrants expire on March 13, 2011.

(2)	The general partner of this selling stockholder, Bernay Box & Co., and its President, Bernay Box, may be deemed to be beneficial owners of shares owned by the selling stockholder.

(3)	BC Advisors, LLC (“BCA”) is the general partner of SRB Management, L.P. (“SRB Management”). SRB Management is the general partner of SRB Greenway Capital, L.P. (“SRBGC”), SRB Greenway Capital (Q.P.), L.P. (“SRBQP”) and SRB Greenway Offshore Operating Fund, L.P. (“SRB Offshore”). Steven R. Becker is the sole principal of BCA. Through his control of BCA, Mr. Becker possesses sole voting and investment control over the portfolio securities of each of SRBGC, SRBQP and SRB Offshore. Pursuant to a letter agreement, Steven R. Becker may collaborate with

Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time.

(4)	WS Capital, L.L.C. (“WS Capital”) is the general partner of WS Capital Management, L.P. (“WSC Management”). WSC Management is the general partner of Walker Smith Capital, L.P. (“WSC”) and Walker Smith Capital (Q.P.), L.P. (“WSCQP”), the agent and attorney-in-fact for Walker Smith International Fund, Ltd. (“WS International”) and the investment manager of HHMI Investments, L.P. (“HHMI”). Reid S. Walker and G. Stacy Smith are the controlling principals of WS Capital. Through their control of WS Capital, Messrs. R. Walker and Smith share voting and investment control over the portfolio securities of each of WSC, WSCQP, WS International and HHMI. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time.
PLAN OF DISTRIBUTION
     We are registering the shares of Class A common stock issuable upon the exercise of warrants to permit the resale of these shares of Class A common stock by the holders of the Class A common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Class A common stock. We will pay all expenses of the registration and sale of the shares of Class A common stock, other than selling commissions and fees, stock transfer taxes and fees and expenses, if any, of counsel or other advisors to the selling stockholders.
     The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Class A Common Stock registered hereunder on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Securities and Exchange Commission;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
     The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Class A common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of Class A common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     In connection with the sale of our Class A common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our Class A common stock short and deliver these securities to close out their short positions, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     Upon our being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Class A common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Class A common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.
     The selling stockholders also may transfer the shares of Class A common stock in other circumstances, in which case the transferees, pledgees or other successors in interest may be the selling beneficial owners for purposes of this prospectus.
     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchaser. Each selling stockholder has represented and warranted to us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Class A common stock.
     We have advised each selling stockholder that it may not use shares registered on this Registration Statement to cover short sales of Class A common stock made prior to the date on which this Registration Statement shall have been declared effective by the Securities and Exchange Commission. If a selling stockholder uses this prospectus for any sale of the Class A common stock, it will be subject to the prospectus delivery requirements of the Securities Act.
     We are required to pay our fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
     The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this Registration Statement.
     There can be no assurance that any selling stockholder will sell any or all of the shares of Class A common stock registered pursuant to this Registration Statement, of which this prospectus forms a part.

     Once sold under this Registration Statement, of which this prospectus forms a part, the shares of Class A common stock will be freely tradable in the hands of persons other than our affiliates.
LEGAL MATTERS
     The validity of the shares of Class A common stock offered under this prospectus will be passed upon for us by DLA Piper Rudnick Gray Cary US LLP, Baltimore, Maryland.
EXPERTS
     Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this Registration Statement which as to the TeleCommunication Systems, Inc. Annual Report (10-K) for the year ended December 31, 2005 was based in part on the report of James Cowper, independent auditors. Our financial statements are incorporated by reference in reliance upon such reports, given on the authority of such firms as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the Securities and Exchange Commission under the Securities Act, a Registration Statement on Form S-3. This prospectus does not contain all of the information contained in this Registration Statement, certain portions of which have been omitted under the rules of the Securities and Exchange Commission. We also file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. The Exchange Act file number for our Securities and Exchange Commission filings is 0-30821. You may read and copy this Registration Statement and any other document we file at the Securities and Exchange Commission’s public reference room located at:
 100 F Street, N.E.
 Washington, D.C. 20549
     You may obtain information on the public reference room in Washington, D.C. by calling the Securities and Exchange Commission at 1-800-Securities and Exchange Commission-0330. We file information electronically with the Securities and Exchange

Commission and these filings are available from the Securities and Exchange Commission’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. Our shares of Class A common stock are listed on The Nasdaq National Market under the symbol “TSYS.” You may read and copy our Securities and Exchange Commission filings and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.
INCORPORATION BY REFERENCE
     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act, with respect to the securities offered hereby. This prospectus, which constitutes a part of this Registration Statement, does not contain all of the information set forth in this Registration Statement. The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file at a later date with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:
•	Our Annual Report on Form 10-K, as amended, for the year ended December 31, 2005.
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.
•	Our Current Report on Form 8-K filed on April 20, 2006.
•	The description of our Class A common stock which is contained in the Company’s Registration Statement on Form S-1 (Securities and Exchange Commission File No. 333-35522) filed on August 8, 2000.
     We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. You may request a copy of these filings, by writing or telephoning us at the following:
TeleCommunication Systems, Inc.
275 West Street
Annapolis, Maryland 21401
Attention: Thomas M. Brandt, Jr.
(410) 263-7617

     You may also request a copy of these documents by sending an email to Thomas M. Brandt, Jr., our Chief Financial Officer, at tbrandt@telecomsys.com
     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by TeleCommunication Systems, Inc. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$462.51
Accounting fees and expenses	10,000.00
Legal fees and expenses	20,000.00
Miscellaneous
Total	$30,462.51

Item 15. Indemnification of Directors and Officers.
     Section 2-418 of the Maryland General Corporation Law permits indemnification of directors, officers, employees and agents of a corporation under certain conditions and subject to limitations. Our bylaws include provisions to require us to indemnify our directors and officers to the fullest extent permitted by Section 2-418, including circumstances in which indemnification is otherwise discretionary. Section 2-418 also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions. Accordingly, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.
     We are a defendant in litigation filed against us relating to our initial public offering. Our officers and directors may seek indemnification from us in connection with this lawsuit. We are not aware of any other litigation or threatened litigation that may result in claims for indemnification by any officer or director.
     We have entered into an Indemnification Agreement with each of our directors and officers. Pursuant to such agreements, we will be obligated, to the extent permitted by applicable law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred.

Item 16. Exhibits.

Number		Description
3.1	*	Amended and Restated Articles of Incorporation
3.2	*	Amended and Restated Bylaws
4	**	Specimen of certificate of Class A common stock
5		Opinion of DLA Piper Rudnick Gray Cary US LLP
10	***	Warrants
23.1		Consent of Ernst & Young LLP (Baltimore, Maryland)
23.2		Consent of James & Cowper (London, England)
23.3		Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5)
24		Power of Attorney (filed previously)

*	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 filed on August 3, 2004.

**	Incorporated by reference from the Company’s Registration Statement on Form S-1 (Securities and Exchange Commission File No. 333-35522) filed on August 8, 2000.

***	Incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 16, 2006.
Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:
          (i) If the Registrant is relying on Rule 430B:
               (A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
               (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
          (ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annapolis, State of Maryland, on May 10, 2006.

TELECOMMUNICATION SYSTEMS, INC.

By:	/s/ Thomas M. Brandt, Jr.

Thomas M. Brandt, Jr.
Chief Financial Officer

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

/s/ Maurice B. Tosé * Maurice B. Tosé	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 10, 2006

/s/ Thomas M. Brandt, Jr. Thomas M. Brandt, Jr.	Chief Financial Officer and Senior Vice President (Principal Financial Officer)	May 10, 2006

/s/ Clyde A. Heintzelman *	Director	May 10, 2006
Clyde A. Heintzelman

/s/ Richard A. Kozak *	Director	May 10, 2006
Richard A. Kozak

Director
Weldon H. Latham

/s/ Byron F. Marchant *	Director	May 10, 2006
Byron F. Marchant

Director
James A. Bethmann

* By:	/s/ Thomas M. Brandt, Jr.
Thomas M. Brandt, Jr., as attorney-in-fact

EXHIBIT INDEX

Number		Description
3.1	*	Amended and Restated Articles of Incorporation
3.2	*	Amended and Restated Bylaws
4	**	Specimen of certificate of Class A common stock
5		Opinion of DLA Piper Rudnick Gray Cary US LLP
10	***	Warrants
23.1		Consent of Ernst & Young LLP (Baltimore, Maryland)
23.2		Consent of James & Cowper (London, England)
23.4		Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5)
24		Power of Attorney (filed previously)

*	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 filed on August 3, 2004.

**	Incorporated by reference from the Company’s Registration Statement on Form S-1 (Securities and Exchange Commission File No. 333-35522) filed on August 8, 2000.

***	Incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 16, 2006.